Exhibit 10.8

SURFACE USE AGREEMENT

THIS SURFACE USE AGREEMENT (the “Agreement”) is made and entered into effective as of this 3rd day of August, 2021 (the “Effective Date”), by and between Legends Property, LLC, a Delaware limited liability company, whose address is c/o The Wolff Company, 6710 E. Camelback Rd., Scottsdale, AZ 85251 (hereinafter referred to as “Legends”), and Central Arizona Resources Mining Associates LLC, a Nevada limited liability company, whose address is 5151 East Broadway, Suite 1600, Tucson, AZ 85711 (hereinafter referred to as “CAR”). Each of Legends and CAR may be hereinafter referred to individually as a “Party” and they may be collectively referred to as the “Parties.”

RECITALS

A.            Legends owns the surface estate in certain fee lands consisting of approximately 7,000 acres of land, situated in Pinal County, Arizona, as more particularly described in Exhibit A-1 attached hereto and depicted on the map attached as Exhibit A-2 (the “Surface Premises”), subject to encumbrances, easements, restrictions, mineral reservations, and burdens appearing in the records of the Pinal County Recorder. The Surface Premises, along with the corresponding severed mineral estate, are referred to herein collectively as the “Subject Property.”

B.            DRH Energy, Inc. (“DRHE”) is the owner of the mineral estate within the Subject Property. Pursuant to a separate agreement between CAR and DRHE, CAR will acquire the right, subject to the terms and conditions of this Agreement, to explore for, develop, mine, process, remove and sell the minerals within the Subject Property (the “Mineral Lease”). It is anticipated that Mineral Lease will be executed concurrently with this Agreement.

C.            The Parties desire to enter into this Agreement to give CAR the right to access and use so much of the Surface Premises as is reasonably necessary for the exploration for, and the analysis of, the mineral deposits located within the Subject Property.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the recitals, covenants, and the mutual promises herein contained, the Parties agree as follows:

1.            Definitions. For the purpose of this Agreement the following terms shall have the following meanings:

(a)            “CGL” shall have the meaning set forth in Section 5(j) hereof.

(b)            “Claims” means any and all claims (including those for damage to property, bodily injury, personal injury, illness, disease, maintenance, cure, loss of parental or spousal consortium, wrongful death, loss of support, death, and wrongful termination of employment), damages (including damages to property that result from pollution as well as the damages that result from the control, removal, restoration and cleanup of pollution or contamination), liabilities (including plugging liability), losses, demands, known or unknown, contingent or otherwise, liens, encumbrances, fines, penalties, causes of action of any kind, obligations, costs, judgments, interest and awards (including payment of reasonable attorneys’ fees and costs of litigation) or amounts, of any kind or character, whether under judicial proceedings, administrative proceedings or otherwise, or conditions on the Surface Premises or attributable to any person or persons, a Party, or any of its Related Parties, breach of representation or warranty (expressed or implied), under any theory of tort, contract, breach of contract (including any claims which arise by reason of indemnification or assumption of liability contained in other contracts entered into by a Party or any of its Related Parties) arising out of, or incident to or in connection with this Agreement or any operation, activity, facility or occupancy of the Surface Premises, and any and all Losses incurred in connection therewith.

(c)            “Consequential Damages” shall have the meaning set forth in Section 9(d) hereof.

(d)            “DRHE” shall have the meaning set forth in the Recitals.

(e)            “Drilling” shall have the meaning set forth in Section 2(b) hereof.

(f)             “Drilling Area” shall have the meaning set forth in Section 2(b) hereof.

(g)            “Environmental Law” means any applicable statute, code, enactment, ordinance, rule, regulation, permit, consent, approval, authorization, license, judgment, order, writ, common law rule (including the common law with respect to nuisance and tortious liability), decree, injunction, or other requirement having the force and effect of law, whether local, state, tribal or federal, at any time in force or effect relating to: (1) emissions, discharges, spills, releases or threatened releases of Hazardous Material into ambient air, surface water, ground water, watercourses, subsurface strata, publicly owned treatment works, drains, sewer systems, wetlands, septic systems or onto land; (2) the use, treatment, storage, disposal, handling, manufacturing, transportation or shipment of Hazardous Material; (3) the regulation of storage tanks; and (4) otherwise relating to pollution or protection of human health, safety or the environment including, but not limited to, the following federal statutes (as amended or renewed) and their state law counterparts, as well as their implementing rules and regulations: the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136k et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §§ 11011, et seq., the Toxic Substance Control Act, 15 U.S.C. §§ 2601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101, et seq., the Clean Water Act, 33 U.S.C. §§ 1251, et seq., the Clean Air Act, 42 U.S.C. §§ 7401, et seq., the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq., the National Environmental Policy Act, 42 U.S.C. §§ 4231, et seq., and the Mine Safety and Health Act, 30 U.S.C. §§ 801, et seq.

(h)            “Fourth Year Payment” shall have the meaning set forth in Section 3(b) hereof.

(i)             “Geophysical Testing” shall have the meaning set forth in Section 2(a) hereof.

(j)             “Hazardous Material” means at any time any substance, waste, pollutant, contaminant or materials, in solid, liquid or gaseous form, which: (a) is a substance regulated, defined or designated as hazardous, extremely hazardous, imminently hazardous, dangerous or toxic under any Environmental Law or (b) is a substance so regulated, defined or designated with respect to which a governmental authority may require investigation, monitoring, reporting, record keeping, or remediation. including (i) petroleum and petroleum products including crude oil and any fraction thereof; (ii) natural gas, synthetic gas, and any mixtures thereof; (iii) radioactive substances; (iv) asbestos; and (v) polychlorinated biphenyls.

(k)            “Indemnifying Party” and “Indemnified Party” shall have the meaning set forth in Section 9(c) hereof.

(l)             “Knowledge” means to the actual knowledge, as of the Effective Date, of Timothy M. Wolff, without imputation of knowledge or further duty of investigation or inquiry, and will not be construed to refer to the knowledge of any other owners (direct and indirect), control persons, employees, agents, consultants, contractors, or representatives of Legends.

(m)           “Law” means any applicable statute, code, enactment, ordinance, rule, regulation, permit, consent, approval, authorization, license, judgement, order, writ, common law rule (including the common law with respect to nuisance and tortious liability), decree, injunction, or other requirement having the force and effect of law, whether local, state, tribal, or federal.

(n)            “Liens” shall have the meaning set forth in Section 5(f) hereof.

(o)            “Losses” means reasonable attorneys’, consultants’, and experts’ fees; remedial, removal or response costs; court costs; costs incurred in connection with injunctive relief sought on behalf of any governmental authority or private party; and litigation expenses of whatever kind and nature.

(p)            "Mineral Lease” shall have the meaning set forth in the Recitals.

(q)            “NPDES” shall have the meaning set forth in Section 5(b) hereof.

(r)             “Option Agreement” shall have the meaning set forth in Section 2(g) hereof.

(s)            “Permits” shall have the meaning set forth in Section 5(b) hereof.

(t)             “Personal Property” shall have the meaning set forth in Section 5(j) hereof.

(u)            “Prime Rate” means the interest rate publicly announced by Citibank, N.A. (or such other financial institution as the Parties may mutually agree), as available for loans to its commercial customers, in effect at the time that interest rate is applied to an amount owing under this Agreement.

(v)            “Related Party” or “Related Parties” means, with respect to either Party, (i) its parent company and its subsidiaries, (ii) an entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with that Party, (iii) its affiliates, or (iv) its partners or joint venturers.

(w)           “SPH” shall have the meaning set forth in Section 2(g)(iii) hereof.

(x)            “SPH Consent” shall have the meaning set forth in Section 2(g) hereof.

(y)            “Subject Property” shall have the meaning set forth in the Recitals.

(z)            “Surface Use Payments” shall have the meaning set forth in Section 4 hereof.

(aa)          “Trigger Date” shall have the meaning set forth in Section 3(a) hereof.

2.            Grant of Rights.

For and in consideration of the terms and conditions of this Agreement, including CAR’s payment obligations set forth in Section 4 hereof, Legends hereby grants to CAR, so long as CAR is not in default hereunder, the following rights:

(a)            Geophysical Testing. Legends hereby grants to CAR the exclusive right to enter upon all or any portion of the Surface Premises for the purposes of above-ground, noninvasive, geophysical testing (the “Geophysical Testing”). The purpose of this Geophysical Testing is to identify, validate, and quantify the extent of below-ground mineralization. No drilling or development shall be permitted as part of the Geophysical Testing. No construction, installation, use, or maintenance of any permanent or temporary improvements, structures, or equipment shall be permitted as part of the Geophysical Testing. No storage of products shall be permitted as part of the Geophysical Testing. Any disturbance caused to the Surface Premises by the Geophysical Testing shall be reclaimed, restored, and remediated by CAR to the satisfaction of Legends. For purposes of this Section 2(a), “exclusive” means that CAR will be the only party granted the right to enter upon the Surface Premises to conduct above-ground, noninvasive, geophysical testing, but such right shall be subject to other uses of the Surface Premises, including those rights specifically set forth in Section 2(g) hereof.

(b)            Drilling. Legends hereby grants to CAR the exclusive right to enter upon and conduct drilling operations on the portion (and only on the portion) of the Surface Premises designated as the “Drilling Area” on Exhibit A-2. For purposes of this Agreement, “drilling operations” shall include the use of truck- or track-mounted drill rigs, drilling, core drilling, hand sampling, bulk sampling, and the use of proper equipment to recover drill cuttings and spoil from the drill hole (“Drilling”), but shall not include any activities described in Section 2(d) hereof. For the avoidance of doubt, CAR may also conduct Geophysical Testing within the Drilling Area. Notwithstanding deed restrictions associated with the Surface Premises, Legends acknowledges that Drilling activities are expressly authorized and will not endanger, impair or affect surface support of the real property. CAR confirms that Drilling activities each year during the term of this Agreement will be conducted generally in accordance with the drilling program appended as Exhibit C, and which drilling program is indicative of the Drilling activity but does not lessen CAR’s right to conduct Drilling activities under this Agreement. Any disturbance caused to the Surface Premises by the Drilling shall be reclaimed, restored, and remediated by CAR to the satisfaction of Legends. For purposes of this Section 2(b), “exclusive” means that CAR will be the only party granted the right to enter upon the Surface Premises to conduct drilling operations, but such right shall be subject to other uses of the Surface Premises, including those rights specifically set forth in Section 2(g) hereof.

(c)            Expansion of Drilling Area. If CAR desires to expand the Drilling Area, it must provide written notice to Legends of its desire to expand the Drilling Area. Such notice shall provide (i) a description of the proposed expanded area; (ii) the date on which such expansion is proposed to occur, which date shall be no less than fifteen (15) days from the date of such notice. Legends shall have ten (10) days to review the request and shall allow such expansion provided it will not unreasonably interfere with or restrict the current or anticipated operations and business of Legends on, in, under, or above the Surface Premises.

(d)            Development of Mining Rights Excluded. This Agreement does not grant any right to develop, mine (by any method), remove, extract, produce, store, mill, process, refine, save, care for, treat, transport, market, sell, or otherwise use any minerals, tailing, waste materials, overburden, surface stripping materials, process solutions, or other materials other than as described in Section 2(b) hereof. This Agreement does not grant any right to construct works, wells, buildings, plants, waterways, reservoirs, pipelines, roads, railroads, bridges, haulageways, communication lines, power lines, tipples, hoists, tanks, power stations, ventilation shafts, production shafts, telephone lines, electric lines, transmission lines, or any other structures, improvements, equipment, or facilities commonly associated with generally accepted mining operations other than as described in Section 2(b) hereof. If CAR desires to conduct any of the activities described in this Section 2(d) on the Surface Premises, CAR must enter into a separate written agreement with Legends on terms and conditions mutually agreed to by the Parties, including payment provisions in connection with the use and occupancy of the Surface Premises. Such payment mechanisms may include royalty, purchase, lease, lease-purchase option, equity participation or other forms of remuneration.

(e)            Access Rights.

(i)            CAR shall have a non-exclusive right to use the existing roads and trails on the Surface Premises as necessary or convenient to conduct the Geophysical Testing, Drilling, or reclamation as described in this Agreement. CAR must use existing roads or trails whenever reasonably practicable and must restore such roads and trails if CAR’s usage of such roads or trials materially alters such roads or trails. If CAR desires to upgrade an existing road or trail or desires to construct a new road or trial, CAR shall first design such new road or trail in accordance with applicable Laws, then CAR must present such design to Legends together with a commitment to provide sufficient financial surety running to Legends to reclaim or restore the affected area, then CAR must consult with Legends regarding the proposed new road or trail, and, upon written approval from Legends, construct such new road or trail in accordance with applicable Laws after posting sufficient financial surety. Any such new or upgraded roads or trails shall be reclaimed and restored to the satisfaction of Legends at CAR’s sole cost and expense, unless otherwise directed by Legends. If CAR fails to reclaim and restore any such new or upgraded road or trail, Legends has the right but not the obligation, in its sole discretion, to reclaim and restore such new or upgraded road or trail using the financial surety posted by CAR. If the amount of surety is insufficient to cover the costs of such reclamation and restoration, all additional costs shall be reimbursed to Legends by CAR upon written notice, with interest from the date stated in the notice at the Prime Rate plus two (2) percent.

(f)            Water Rights. This Agreement does not grant to CAR any water rights of any kind. Should CAR appropriate water and drill and complete water wells on the Surface Premises necessary for CAR’s operations, any such rights obtained by CAR shall be tendered to Legends, without payment or other consideration therefor upon termination of this Agreement.

(g)            Limitations on Rights Granted.  It is expressly understood that the rights herein granted to the Surface Premises shall in no event exceed those possessed by Legends. The rights herein granted are without covenant of title or quiet enjoyment and are subject to:

(i)            all outstanding rights, easements, rights-of-way, and interests in the Surface Premises that are of record or discoverable upon reasonable inspection of the Surface Premises respecting the use of the Surface Premises;

(ii)           the right of Legends to renew and extend the term of such rights and easements;

(iii)          the terms and conditions of that certain Real Estate Purchase Option Agreement by and between Legends and Sustainable Property Holdings, LLC (“SPH”) dated June 18, 2020, as amended (the “Option Agreement”);

(iv)          the terms and conditions of that certain Agricultural Lease with a term ending on December 31, 2024 (the “Agricultural Lease”) and

(v)           the terms and conditions of the Mineral Lease.

(h)            All of the rights granted to CAR with respect to the Surface Premises under this Section 2 may be used by CAR only in connection with its activities under the Mineral Lease.

(i)             CAR, at its sole cost and expense, shall enter into a separate agreement with SPH providing SPH’s consent to CAR’s access and use, under the terms of this Agreement, to the portions of the Surface Premises subject to the Option Agreement (the “SPH Consent”). CAR shall not exercise its rights under this Agreement on the portions of the Surface Premises subject to the Option Agreement until CAR has obtained the SPH Consent.

3.            Term.

(a)            Initial Term. This Agreement shall be in force and effect for a term of thirty-six (36) months unless terminated sooner according to the provisions of this Agreement, which term shall commence upon the earlier of (i) 90 days following the Effective Date or (ii) the date on which CAR enters the Surface Premises pursuant to this Agreement (the “Trigger Date”).

(b)            Extension Period. CAR may extend the term of this Agreement for an additional 12 months, for a total term of 48 months, by, no later than 35 months after the Trigger Date: (i) providing written notice to Legends of its intent to extend the term of this Agreement for an additional 12 months, for a total term of 48 months; and (ii) paying to Legends an amount equal to Nine Hundred and Twenty Thousand Dollars ($920,000.00) (the “Fourth Year Payment”). In the event that a purchase agreement for the Surface Premises be agreed upon between CAR and Legends within 12 months following the termination or expiration of this Agreement, the Fourth Year Payment, but not any of the other Surface Use Payments, shall be applied to the purchase price under any such separate agreement.

(c)            Termination. This Agreement shall terminate or expire, as the case may be, in accordance with the provisions of Section 12 hereof.

4.            Surface Use Payments.

(a)            Compensation. In consideration of the rights granted hereunder, CAR will pay to Legends the amount of:

•	Year 1 Payment – One Million Dollars ($1,000,000.00) to be paid as follows:

o	Eight Hundred Thousand Dollars ($800,000.00) within five (5) days following the Effective Date.

o	Two Hundred Thousand Dollars within five (5) days following the Trigger Date.

•	Year 2 Payment - Six Hundred Thousand Dollars ($600,000.00), due on or before the first anniversary of the Trigger Date.

•	Year 3 Payment - Eight Hundred Thousand Dollars ($800,000.00), due on or before the second anniversary of the Trigger Date.

(collectively with the Fourth Year Payment, the “Surface Use Payments”). If any scheduled payment date falls on a day which is not a business day in the State of Arizona, then the due date for such payment shall be extended to the next business day. The Surface Use Payments shall be non-refundable to CAR in the event this Agreement expires or is terminated, unless Legends is in default or breach of this Agreement. The Surface Use Payments shall be paid in advance, not in arrears.

The Parties acknowledge that SPH may exercise its option under the Option Agreement, and hereby agree that in such event, the Surface Use Payments shall not be reduced but shall remain the same as described herein.

(b)            Compensation for Loss of Livestock or Agriculture and Damages to Improvements. CAR acknowledges that the Agricultural Lease provides for reimbursement to the Tenant under the Agricultural Lease “for any interference with the agricultural operations conducted on the Leased Property under the terms of this Lease arising from exploration, drilling or mining operations.” Agricultural Lease at ¶ 32. CAR shall pay Legends, or its lessees, sublessees, or invitees, for the fair market value of livestock or agriculture lost or destroyed because of CAR’s operations hereunder. CAR shall not intentionally disturb, directly or indirectly, any improvement, structure, fixture, device, property, enclosure, equipment, or similar such item existing on the Surface Premises, including, by way of example only, fences, corrals, water tanks, water wells, ponds, ditches, pipelines, power and telephone poles and lines, and buildings now upon or hereafter placed or constructed upon any portion of the surface of the Surface Premises, until such time as CAR has either (i) made payment to Legends of an amount equal to the cost of replacement of such disturbed improvement, or an amount equal to the difference in the fair market value of the improvements of Legends prior to such improvement disturbance and the fair market value of the improvements of Legends after such disturbance, whichever is greater; or (ii) constructed or furnished an alternative or substitute improvement capable of performing the same function or functions as the original improvement, in a location approved by Legends (such approval not to be unreasonably withheld or delayed), all to the reasonable satisfaction of Legends. In the event that appraisals are necessary to determine amounts payable as above set forth, each of Legends and CAR shall select an appraiser who will together select a third appraiser who will independently determine, without the input of the appraisers selected by Legends or CAR, the amounts payable as set forth above. The fees payable to any such appraisers shall be split evenly between Legends and CAR.

(c)            Method of Payment. All payments CAR makes to Legends under this Section 4 shall be made by wire transfer pursuant to written wire transfer instructions provided by Legends.

(d)            Untimely Payments. Any payment that CAR is required to make under this Section 4 that is not timely made shall, in addition to all other remedies as set forth in this Agreement and available under applicable law, bear interest at the Prime Rate plus two (2) percent.

5.            Conditions Applicable to CAR’s Surface Use.

(a)            Conduct of Operations. CAR shall not utilize the Surface Premises for any unlawful purposes, and agrees to conduct all of its operations on the Surface Premises in a good and workmanlike manner and in compliance with all applicable Laws, including Environmental Laws, Laws regarding reclamation and restoration of the Surface Premises, pollution control, groundwater protection, and all other applicable Laws. CAR shall be obligated to modify its operating, reclamation, and restoration procedures from time to time to comply with statutes, ordinances, the development of new regulations, or new interpretations of presently effective statutes, regulations, or ordinances applicable to CAR’s operations on the Surface Premises. Upon request, CAR shall promptly furnish to Legends a copy of any requested permits, licenses, regulatory approvals, rights-of-way, maps, or plans for reclamation and restoration of the Surface Premises, which CAR is required to file from time to time with any applicable governmental agency. CAR agrees to use commercially reasonable efforts to keep all gates on the Surface Premises open or closed as found. CAR agrees to limit access to the Surface Premises, including distribution of keys to any locks, to only those employees, agents, lessees, contractors or subcontractors of CAR who are engaged in CAR’s activities at the Surface Premises, as well as other third parties with whom CAR may enter into contracts for the conduct of Geophysical Testing, Drilling, or restoration or reclamation activities at the Surface Premises. CAR further agrees to use reasonable efforts to limit vehicular traffic to the shortest practicable routes and to utilize existing roads or previously utilized routes as often as is reasonably practicable in order to minimize surface disturbance. CAR shall use good faith efforts to ensure that the speed of all vehicles shall be kept to a reasonable rate and to ensure reasonable further precautions on the Surface Premises. CAR shall take such precautions as may be reasonable to avoid any damage, other than normal wear and tear, to gates, bridges, roads, culverts, cattle guards, fences, dams, dikes or other stock watering facilities. All damage in excess of ordinary wear and tear to the above-named facilities shall be reported to Legends within twenty-four (24) hours of its being discovered and shall be repaired promptly at CAR’s sole expense, as nearly as reasonably practicable to the condition existing prior to CAR’s operation. Any public hazard, such as a damaged bridge or culvert, caused by operations of CAR, shall be properly marked or barricaded and proper steps shall be taken for the repair thereof.

(b)            Permits. CAR shall, at CAR’s sole expense, obtain all federal, state and local licenses, approvals, development agreements, certificates, permits, and consents necessary and appropriate for its operations on the Surface Premises (collectively, together with all orders and amendments pursuant to the same, the “Permits”), including Permits for Geophysical Testing, Drilling, energy usage, air emissions and quality, surface water and groundwater monitoring and impacts (including those required under the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq., and the Clean Water Act National Pollution Discharge Elimination System, “NPDES”), wetland impacts and construction, installation of any improvements, and Legends shall have no responsibility whatsoever in this regard. Legends, at no out-of-pocket cost to Legends, shall cooperate with CAR in its efforts to obtain the Permits, and shall promptly sign any permit applications required to be signed by Legends, but no Permit shall impose any financial or other obligation on Legends, or constitute a lien, burden, imposition or encumbrance on the Surface Premises or on or with respect to any other real property owned or controlled by Legends, if and where applicable. Copies of all Permits, reports, studies and other documents related to CAR’s operations on the Surface Premises shall be available at all reasonable times during the term of this Agreement for review and copying by Legends (such copying to be at Legends’s expense). If CAR’s operations, or any portion of CAR’s operations, do not require a Permit (for example, for surface disturbance less than five acres), CAR shall post an adequate reclamation bond payable to Legends prior to any activity that would impact the Surface Premises in any way. The posting of such bond shall be made under the reasonable terms and conditions specified by Legends, and shall, at a minimum, cover costs for the reclamation, restoration, and remediation of any impacts to the Surface Premises caused by CAR’s operations or the operations of CAR’s authorized agents, contractors, employees, and assigns. The release of any such private reclamation bond, and the release of any reclamation bond associated with any Permit, shall be conditioned upon approval by Legends, which approval shall not be unreasonably withheld. CAR shall provide to Legends proof of adequate bonding on or before the Trigger Date.

(c)            Aquifer Protection. CAR acknowledges that there is a significant underground water aquifer underlying the Surface Premises. CAR shall, at CAR’s sole expense, obtain all federal, state, and local Permits relating to protection of such aquifer and shall employ best industry practices during CAR’s operations so that no pollution or other damage of any kind is caused to the aquifer.

(d)            Utilities. CAR shall obtain and pay for water, sewer, gas, electricity, heat, power, telephone, and other communication services and any other utilities supplied to the Surface Premises in connection with CAR’s operations on the Surface Premises. CAR shall obtain such service in its own name and shall timely pay all charges directly to the provider. Legends shall not be responsible or liable for any interruption in such services, nor shall such interruption relieve CAR from fulfilling its obligations under this Agreement.

(e)            Ancillary Operations. None of CAR’s employees, contractors, or agents (other than licensed security personnel in accordance with applicable Laws) shall be permitted to carry firearms on the Surface Premises and none shall be permitted to hunt or fish there without the prior written consent of Legends. CAR shall construct no roads, drillsites, or carry out other operations within 100 feet of any dwelling, without the prior written consent of Legends (such consent not to be unreasonably withheld or delayed). CAR shall refrain from drilling or blasting within 100 feet of any water well or dwelling without the prior written consent of Legends (such consent not to be unreasonably withheld or delayed).

(f)             Liens. CAR shall keep the Surface Premises free and clear of liens, charges, claims, encumbrances and demands (collectively, “Liens”) arising from or in connection with CAR’s operations under this Agreement and shall promptly pay for all labor performed on the Surface Premises and for all supplies, materials, and equipment used or placed on the Surface Premises. If any Lien for such labor performed or such supplies, materials, or equipment used or placed on or supplied to the Surface Premises is filed against all or any portion of the Surface Premises or Legends’s or CAR’s interest therein or any public improvement bond, other than Liens arising solely as a result of Legends’s acts, then CAR shall cause the same to be discharged of record within ten (10) days after notice of such filing, subject to the provisions of Section 5(f). CAR, at its sole expense, shall defend the Surface Premises and Legends against all suits for the enforcement of any such Lien or any bond in lieu of such Lien, and CAR, subject to the provisions of Section 9(d), hereby agrees to defend and indemnify Legends against any and all Claims and/or Losses arising from or related to any such Lien or suit. Should CAR fail to so discharge any such Lien, Legends may do so by payment, bond, or otherwise on ten (10) days’ written notice to CAR, and the amount paid or incurred therefor by Legends shall be reimbursed to Legends by CAR upon demand, with interest from the date of demand at the Prime Rate plus two (2) percent.

(g)            Right to Contest. CAR shall have the right to contest in good faith any such mechanic’s or other Lien claim filed against the Surface Premises or any part thereof if CAR notifies Legends in writing of its intention to do so, diligently prosecutes any such contest, at all times effectually stays or prevents any official or judicial sale of the Surface Premises under execution or otherwise, and pays or otherwise satisfies any final judgment adjudicating or enforcing such contested mechanic’s or other lien and thereafter promptly procures and records a satisfaction and release of same.

(h)            Subcontractors. Except in relation to Legends’s own activities, nothing in this Agreement shall be deemed to constitute the consent or request of Legends to any contractor, subcontractor, or material supplier for the performance of any labor or the furnishing of any supplies, materials, or equipment for any specific improvement to the Surface Premises. Notice is given by this paragraph that Legends has assumed no obligation on behalf of CAR and shall not be liable or responsible for or in connection with any labor or supplies, materials, or equipment hereafter furnished to CAR, or to any other party, whether on credit, or otherwise, and that no mechanic’s or other lien for any such labor or supplies, materials or equipment shall attach to or affect the Surface Premises or Legends’s interest and estate therein.

(i)             Notice of Non-Responsibility. Legends may post on the Surface Premises and record in Pinal County a notice of non-responsibility with respect to CAR’s activities under this Agreement.

(j)             Insurance.

(i)            CAR shall procure and keep in effect, at its expense during the term of this Agreement, insurance as described in subparagraphs (A) – (E) below. The policy or policies procured by CAR shall provide minimum limits as follows:

(A)            Property Insurance. Insurance against loss or damage to all structures, equipment, machinery, facilities, and other improvements CAR has placed on the Surface Premises (“Personal Property”) with coverage for perils as set forth under the “Causes of Loss-Special Form” or equivalent property insurance policy in an amount equal to the full insurable replacement cost of such Personal Property. In the event of an insured loss, CAR shall be solely responsible for the amount of any deductible or co-insurance.

(B)            Commercial General Liability Insurance. Occurrence-based commercial general liability insurance (“CGL”) covering claims arising from operations under this Agreement, with minimum limits of $1 million combined single limit per occurrence and $5 million annual aggregate including contractual liability (including liability under this Agreement), coverage for “Action Over” claims, premises/operations, products/completed operations, and sudden and accidental seepage and pollution. CAR may use umbrella or excess policies to achieve these limits of insurance, to be written on a “follow-on” form basis that provides coverage at least as broad as the primary CGL policy. CAR shall maintain coverage in effect for at least one (1) year after the expiration or earlier termination of this Agreement.

(C)            Business Automobile Liability Insurance. Occurrence-based business automobile liability insurance with liability minimum limits of $1 million combined single limit per accident/occurrence for bodily injury liability and property damage liability. Coverage shall apply to all owned, hired, rented, and non-owned automobiles.

(D)            Workers’ Compensation Insurance. Workers’ compensation insurance in compliance with all statutory requirements of the State of Arizona.

(E)            Employer’s Liability Insurance. Employer’s Liability Insurance with minimum limits of $1 million bodily injury by disease per employee; $1 million bodily injury by disease aggregate; and $1 million each accident, and including a borrowed servant/alternate employer endorsement.

(ii)            Upon request from Legends, CAR shall supply Legends with current certificates of such insurance.

(iii)          CAR shall require each of its contractors, consultants, sublessees, and licensees entering onto the Surface Premises to carry and maintain insurances at its own expense in amounts deemed necessary to cover the risks inherent to the work or services to be performed by the contractor, consultant, sublessee, or licensee. Every such insurance policy shall contain a waiver on the part of the insurance carrier of all rights, by subrogation or otherwise, against Legends. Legends shall also be named as an additional insured in each policy, but only with respect to Claims and/or Losses arising under this Agreement. Such insurance shall be primary over any insurance maintained by Legends, but only with respect to Claims and/or Losses arising under this Agreement.

(iv)          The following applies to all insurance policies described in this Section 5(j): (a) all policies, through endorsement (including self-insurance programs if applicable), must state that the policy is primary and any insurance maintained by Legends is excess and non-contributory to the extent of the liabilities assumed by CAR herein (the certificates of insurance, endorsements or policy must reflect that this wording is included in the required policies); (b) for all policies required, CAR shall provide prompt written notice to Legends that the policy is canceled, materially changed, or non-renewed (and in the event CAR, without lapse in coverage, does not obtain a substitute insurance policy providing coverage terms equivalent or superior to those required under this Agreement and promptly provide evidence of the substitute policy to Legends, then CAR must immediately suspend all operations on the Surface Premises until such substitute coverage is in place); (c) all policies shall be written by a reputable, nationally-recognized insurance company authorized to do business in Arizona; (d) all policies shall include a waiver of subrogation in favor of CAR to the extent of the liabilities assumed by CAR herein; and (e) limit requirements may be met through a combination of primary and umbrella or Excess policy limits. All deductible amounts, premiums, franchise amounts or other charges due with respect to CAR’s required insurance hereunder shall be the sole obligation of CAR. Maintaining such insurance shall not relieve CAR of any other obligation under this Agreement.

(v)           Following the termination or expiration of this Agreement, with respect to any Claims related to the Surface Premises, which have been raised prior to the date of such termination that would be covered by CAR’s insurance policies, the Parties agree that those policies shall continue to apply to those Claims until such Claims are resolved.

(k)            Taxes and Assessments. If any taxes and assessments are lawfully levied against the Subject Premises or otherwise, in connection with or as a result of any structures, improvements, equipment, and other property constructed or installed and used by CAR in connection with this Agreement, CAR shall pay such taxes or assessments before the same become delinquent. CAR shall also be responsible for the incremental amounts of any increases in ad valorem taxes assessed against the Surface Premises based on CAR’s uses or planned uses thereof. CAR, at its sole expense, shall have the right to contest the validity or amount of any such taxes or assessments and Legends shall cooperate in all reasonable respects with CAR in connection therewith at no expense to Legends. Upon termination or expiration of this Agreement, CAR shall pay its proportionate share of the taxes for which it is responsible under this Section 5(k) in the year in which such termination or expiration occurs, including for any period it retains possession of the Surface Premises during which there is a dispute between the Parties as contemplated by Section 12(d).

(l)             CAR shall be solely responsible for construction and maintenance of fences to keep livestock or other intruders away from CAR’s equipment and facilities.

6.            Legends’s Surface Operations.

(a)            Legends’s Use of Surface Premises. It is understood that this Agreement is limited specifically to the uses and purposes set forth in Section 2, and Legends and its lessees, licensees, successors, and assigns shall have the right to use the Surface Premises for any purpose not inconsistent with the rights herein granted to CAR, however, that such use by Legends and its lessees, licensees, successors, and assigns shall not unreasonably interfere with or restrict the current or anticipated operations and business of CAR pursuant to this Agreement on, in, under, or above the Surface Premises, or pursuant to the Mineral Lease. CAR’s rights to use the Surface Premises under this Agreement are expressly subject to Legends’s right to use and occupy, and permit others to use and occupy, the Surface Premises, or any part thereof, for ranching and grazing livestock, and other purposes, together with all rights reasonably necessary to accomplish those purposes, so long as such use and occupancy by Legends or others does not unreasonably interfere with or restrict the current or anticipated operations and business of CAR pursuant to this Agreement on, in, under, or above the Surface Premises, or pursuant to the Mineral Lease.

7.            Reclamation. After CAR’s operations have been completed on the Surface Premises, CAR shall reclaim those portions of the Surface Premises disturbed by its operations in accordance with applicable Laws, Permits, and this Agreement. CAR’s obligations under this Section 7 shall survive termination of this Agreement, until the proper governmental authorities certify and release CAR from all such obligations. Nothing herein, including termination of the Agreement, shall relieve CAR from the requirement to make Surface Use Payments, as applicable, until reclamation activities are complete in accordance with applicable Laws, Permits, and this Agreement to the reasonable satisfaction of Legends.

8.            Environmental Conditions.

(a)            Conditions. Legends has no Knowledge:

(i)            That Hazardous Material from any source (mining or otherwise, other than naturally occurring materials) has been released on or within the Surface Premises in a quantity that would reasonably be expected to result in a violation of Environmental Law; or

(ii)           That the Surface Premises or any part thereof are in violation of any Environmental Law; or

(iii)          That any part of the Surface Premises has been studied or proposed for study by the U.S. Environmental Protection Agency and/or any state environmental regulatory agency; or

(iv)          That any reclamation obligations for prior operations on the Surface Premises are unsatisfied.

(b)            Limitations on Environmental Representations and Warranties.  Other than as set forth in Section 8(a), Legends makes no representation or warranty as to the environmental or other condition of the Surface Premises. CAR has independently performed all inspections, reviews, investigations, and audits as it deems necessary, appropriate, and consistent with good commercial practice, and is fully aware of and accepts the environmental and other condition of the Surface Premises, including all utilities and improvements located on, above or beneath the Surface Premises. CAR acknowledges and agrees that Legends is leasing the Surface Premises to CAR in its “AS IS, WHERE-IS, WITH ALL FAULTS” condition. Nothing contained herein nor any information furnished by Legends to CAR shall be construed as a warranty as to the environmental or any other condition of the Surface Premises.

(c)            Disposal of Hazardous Material. CAR shall make such provisions for the disposal of solution, waste, refuse, Hazardous Material, drilling byproducts, and similar materials from and beneath the Surface Premises so that the same shall not be a nuisance to or injure any persons, the Surface Premises (except as expressly allowed herein), or the lands of others, nor obstruct any stream, right-of-way, or other means of transportation or travel on the Surface Premises (except as expressly allowed herein) or the lands of others, and, subject to Section 9(d), CAR shall defend, indemnify, and hold harmless Legends from and against any and all Claims resulting from the disposal of such solution, waste, refuse, Hazardous Material, drilling byproducts, and similar materials.

(d)            Presence of Hazardous Material. Except as otherwise provided herein, CAR shall not cause or permit any Hazardous Material to be brought upon, generated, treated, leaked, emitted, discharged, disposed, stored or otherwise kept or used in, on, or about the Surface Premises by CAR, its contractors, subcontractors, licensees, invitees, sub-lessees and Related Parties, if any. The prohibition in the foregoing sentence shall not apply to any of the foregoing actions allowed under Permits issued to CAR, and/or allowed by Law, and deemed by CAR to be necessary or useful in CAR’s operations on the Surface Premises, but only during the term of this Agreement.

(e)            Compliance with Environmental Laws. CAR hereby agrees to comply with all Environmental Laws and Permits governing the use, storage, generation, treatment, transportation, release, disposal, or handling of any Hazardous Material on the Surface Premises, if any, including all reporting and monitoring requirements therein. CAR shall promptly provide to Legends copies of any communications (including electronic communications) CAR receives from any governmental agency asserting the breach by CAR of any Environmental Laws, and any communications (including electronic communications) from CAR responding to such assertions or agreeing to address any issue raised by that governmental agency in such communications.

(f)             Installation Activities. In connection with the installation of any improvements on the Surface Premises, upon Legends’s request, CAR shall provide to Legends all documents evidencing CAR’s compliance with an NPDES and/or State Disposal System Stormwater Permit for Construction Activity requirements, including the Stormwater Pollution Prevention Plan (SWPPP) and associated maintenance records at a pre-installation meeting and during the course of installation.

(g)            Indemnity for Hazardous Material and Environmental Laws. CAR shall, subject to the provisions of Section 9(d), defend, indemnify and hold harmless Legends and Related Parties to Legends, and its and their respective officers, agents, and employees, from and against any and all Claims, arising out of or related to (a) the presence, disposal, release or threatened release of any Hazardous Material brought onto or kept on the Surface Premises by CAR in, on, under or from the Surface Premises or the soil, water, groundwater, subsurface strata, biota, buildings or personal property thereon; (b) any bodily injury (including wrongful death) or property damage (real or personal) arising out of or relating in any way to CAR, or CAR’s contractors, subcontractors, licensees, invitees, sub-lessees, and Related Parties, if any, and their use, treatment, storage, disposal, handling, generation, manufacturing, transportation or shipment of Hazardous Material; (c) any lawsuit brought or threatened, or any settlement reached by CAR, its contractors, subcontractors, licensees, invitees, sub-lessees, and Related Parties, if any, or any government order arising out of or relating in any way to their use, treatment, storage, disposal, handling, generation, manufacturing, transportation or shipment of Hazardous Material; or (d) any violation by CAR or its contractors, subcontractors, licensees, invitees, sub-lessees and any CAR Related Party, of any Environmental Laws. THE PROVISIONS OF THIS SECTION 8 SHALL BE IN ADDITION TO ANY OTHER OBLIGATIONS AND LIABILITIES CAR MAY HAVE TO LEGENDS AT LAW OR IN EQUITY AND SHALL SURVIVE THE TRANSACTIONS CONTEMPLATED HEREIN AND SHALL SURVIVE THE TERMINATION OR EXPIRATION OF THIS AGREEMENT.

(h)            Preexisting Conditions. Notwithstanding any other provision of this Agreement, CAR shall not be responsible for and shall have no obligations with respect to any prior operations or preexisting environmental conditions on the Surface Premises. All reclamation bonds of any kind provided by CAR shall revert to CAR upon release of the same by the applicable regulatory agency.

9.            Indemnity.

(a)            Activities of CAR. CAR assumes all risk of loss of or damage to the surface of, and buildings or contents on the Surface Premises, and of or to other property brought thereon by CAR, and of or to property in proximity to the Surface Premises when connected with or incidental to the occupation thereof, and any incidental loss or injury to the business of CAR.

(b)            Indemnity. Notwithstanding anything to the contrary in the other provisions of this Agreement (but still subject to the provisions of Section 9(d)), CAR agrees to defend, release, indemnify, and hold Legends and Related Parties to Legends, and its and their respective officers, agents, and employees harmless from and against any and all Claims and/or Losses, including damages associated with unauthorized surface subsidence, failure of lateral support or other claims related to surface damages along with reclamation requirements pertaining to the surface to the extent required by Law and/or agreements with surface owners in addition to any claims, demands, and causes of action to which any insurer may be subrogated, to the extent arising from or related to (i) CAR’s operations conducted under this Agreement, (ii) the condition of the Surface Premises from and after the Effective Date (except any condition caused by or resulting from any operations or activity of Legends on or affecting the Surface Premises), or (iii) failure of CAR, its contractors, subcontractors, licensees, invitees, sub-CARs, assignees, and Related Parties of CAR, if any, to perform any obligation or covenant contained in this Agreement, except to the extent that such Losses are the result of gross negligence or willful misconduct of Legends or of any Related Party, officer, agent, or employee of Legends or other third party authorized solely by Legends or a related party of Legends. THE PROVISIONS OF THIS SECTION 9 SHALL BE IN ADDITION TO ANY OTHER OBLIGATIONS AND LIABILITIES CAR MAY HAVE TO LEGENDS AT LAW OR IN EQUITY AND SHALL SURVIVE THE TRANSACTIONS CONTEMPLATED HEREIN AND SHALL SURVIVE THE TERMINATION OR EXPIRATION OF THIS AGREEMENT.

(c)            Procedure. Either Party, within thirty (30) days after the service of process upon it in a lawsuit, including any notices of any court action or administrative action (or any other type of action or proceeding), or promptly after it, to its knowledge, shall become subject to, or possess actual knowledge of, any Losses and/or Claims to which any of the indemnification provisions set forth in this Agreement relate, shall give written notice to the other Party (for purposes of this Section 9(c) the “Indemnifying Party”) setting forth the facts relating to the Losses and/or Claims, if available, and the estimated amount of the same, provided that the failure to promptly notify the Indemnifying Party shall not operate to waive, reduce, or extinguish the rights of the Party or any Related Party (collectively, for purposes of this Section 9(c), the “Indemnified Party”) hereunder unless such failure materially prejudices the Indemnifying Party. Upon receipt of such notice relating to a lawsuit, the Indemnified Party shall be entitled to (i) participate at its own expense in the defense or investigation of any claim or lawsuit or (ii) assume the defense thereof, in which event the Indemnifying Party shall not be liable to the Indemnified Party for legal or attorney fees thereafter incurred by such Indemnified Party in defense of such action or claim; provided, that if the Indemnified Party may have any unindemnified liability out of such claim, it shall have the right to approve the counsel selected by the Indemnifying Party, which approval shall not be unreasonably withheld or delayed. If the Indemnified Party does not participate at its own expense in the defense or investigation of the claim or lawsuit or assume the defense thereof, the Indemnifying Party shall assume the defense thereof, all costs of defense of such claim or lawsuit shall thereafter be borne by the Indemnifying Party, and the Indemnifying Party shall have the authority to compromise and settle such claim or lawsuit, or to appeal any adverse judgment or ruling with the cost of such appeal to be paid by the Indemnifying Party; provided, however, if the Indemnified Party may have any unindemnified liability arising out of such claim or lawsuit the Indemnifying Party shall have the authority to compromise and settle each such claim or lawsuit only with the written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed. The Indemnified Party may continue to participate in any litigation at its expense after the Indemnifying Party assumes the defense of such action. In the event the Indemnifying Party does not elect to assume the defense of a claim or lawsuit, the Indemnified Party shall have authority to compromise and settle such claim or lawsuit, or to appeal any adverse judgment or ruling, with all costs, fees, and expenses indemnifiable under this Agreement to be paid by the Indemnifying Party. Upon the Indemnified Party’s furnishing to the Indemnifying Party an estimate of any Losses to which the indemnification provisions of this Agreement relate, the Indemnifying Party shall pay the amount of such estimate to the Indemnified Party within thirty (30) days of receipt of such estimate, unless the Indemnifying Party in good faith disputes its liability with respect to any such claim in writing. Upon the Indemnifying Party’s failure to make payment within thirty (30) days, or provide the Indemnified Party with notice of a good faith dispute in writing, interest shall accrue on the amount of such estimate at the Prime Rate plus two (2) percent.

(d)            Limitations. Notwithstanding any provision in this Agreement to the contrary, this Agreement does not authorize one Party to sue for or collect from the other Party its own or its Related Parties’ special, indirect, or consequential losses or damages, or damages for lost profits, loss of revenue, loss of savings, loss or deferment of production, loss of use, loss of contract, or business interruption (collectively, “Consequential Damages”), and each Party hereby waives on behalf of itself and its Related Parties any and all Claims it may have against the other Party for Consequential Damages, WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY CLAIM, INCLUDING CLAIMS CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE, PASSIVE, GROSS OR OTHERWISE), STRICT LIABILITY, OR OTHER FAULT, OF EITHER PARTY OR RELATED PARTY, AND/OR INVITEES OR THIRD PARTIES AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION.

10.            Notice of Litigation. CAR shall promptly notify Legends in writing of the institution of any litigation to which CAR is a party involving the rights granted by this Agreement, and in the event the title of Legends or any of its Related Parties to the Surface Premises is a subject matter of such litigation, then Legends may, at its option, and at its expense, intervene in such litigation to the extent of its title interest. Similarly, Legends shall notify CAR in writing of the institution of any litigation to which Legends or any Related Party of Legends is a party involving the title of Legends or such Related Party to the Surface Premises, and CAR may, at its option, intervene in such litigation to the extent of its interest.

11.            Default. In addition to any other rights either Party may have, upon the failure of Legends or CAR to (a) make or cause to be made any payment herein provided for, or (b) to keep or perform any other covenant or obligation on its part to be kept and performed according to the terms and provisions hereof, the other Party at its election may, (i) if such default relates to a payment or amount due that is not being disputed in good faith, impose interest on only the amount in default at the Prime Rate, plus two percent (2.0%), and/or (ii) terminate this Agreement; provided, however, that the terminating Party shall give to the defaulting Party twenty-one (21) days’ advance written notice of its intention to so terminate, specifying in particular the default or defaults asserted. With respect to any default other than failure to make any required payment hereunder, the defaulting Party shall have such twenty-one (21) days after receipt of such notice in which to cure or commence the cure of such default or defaults that do not relate to a payment or amount due that is being disputed in good faith, and if such default or defaults are in due course fully cured, then the Agreement shall not be terminated. With respect to a failure to make any required payment under this Agreement, the defaulting Party shall have ten (10) days to cure such a default; provided, however, that if interest has been imposed during such cure period, the defaulting Party must pay such interest in order to fully cure the default. No waiver of and no failure or neglect on the part of either Party to take action with respect to a default shall affect any subsequent default or impair such Party’s rights resulting therefrom. In the event either Party disputes in writing the existence of an alleged default, this Agreement shall not be terminated until such dispute has been resolved by the Parties or, in the event of litigation, until such litigation results in an un-appealable final order confirming the alleged default, and in that event the defaulting Party shall have a reasonable amount of time thereafter in which to cure the judicially confirmed default. Legends shall have no right to terminate this Agreement except as expressly provided in this Section 11.

12.            Termination and Expiration.

(a)            This Agreement shall terminate or expire automatically, without further action by CAR or Legends, upon the earliest of the following, subject to the provisions of this Section 12: (i) the failure of CAR to timely make any of the Surface Use Payments described in Section 4 of this Agreement; (ii) 36 months following the Trigger Date, if CAR has not timely paid the Fourth Year Payment; or (iii) 48 months following the Trigger Date, if CAR has timely paid the Fourth Year Payment. This Agreement shall not endure beyond 48 months following the Trigger Date.

(b)            Termination by Legends. Should CAR be in default of any of its respective obligations under this Agreement, determined as provided in Section 11 hereof, then Legends may, at its election, terminate this Agreement in accordance with the provisions of Section 11.

(c)            Termination by CAR. CAR shall have the right to terminate this Agreement in whole or in part at any time by giving Legends thirty (30) days’ prior written notice of its intention to terminate. At the end of such thirty (30)-day period this Agreement shall terminate as to the Surface Premises identified in such notice. Notwithstanding any other provisions in this Agreement, no termination shall be effective until final reclamation activities are complete, in accordance with Section 7.

(d)            Surrender of Possession and Renewal of Property.

(i)            Upon termination or expiration of this Agreement for any cause, CAR shall promptly quit and surrender possession of the Surface Premises without delay or hindrance, subject to the provisions of Section 12(d)(ii) hereof, and subject to CAR’s obligation to complete all required reclamation as required by applicable Law, and Legends shall have the right immediately upon such termination to enter upon the Surface Premises and to take immediate possession thereof without declaration of forfeiture, act of re-entry, or process of law; provided, however, that, if the right to terminate this Agreement is in dispute, then without prejudicing any rights Legends may have, CAR, at its option, may continue in possession of the Surface Premises for the purposes of this Agreement until such dispute has been resolved by the Parties or, in the event of litigation, until such litigation results in an un-appealable final order requiring termination of this Agreement. Notwithstanding the foregoing, upon termination of this Agreement CAR shall have a continuing right to enter upon the Surface Premises to complete required reclamation in accordance with all applicable Environmental Laws and Permits until such reclamation is fully completed.

(ii)            Upon termination of this Agreement and for a reasonable period of time thereafter, CAR shall have the right to remove from the Surface Premises all improvements, structures, equipment, machinery, facilities, and other property which CAR has placed or caused to be placed thereon. Any such property not timely removed from the Surface Premises shall, at Legends’s option, become the property of Legends, or else Legends may remove the same from the Surface Premises to a storage area of Legends’s choosing, and all removal and storage costs incurred by Legends shall be reimbursed to Legends by CAR upon demand, with interest from the date of demand at the Prime Rate plus two (2) percent.

(e)            Upon termination of this Agreement, all right, title and interest of CAR under this Agreement shall terminate with respect to the Surface Premises affected. CAR shall be relieved of all further obligations set forth in this Agreement as to the Surface Premises affected except (i) those obligations, if any, that have accrued prior to such termination and remain unsatisfied, and (ii) those obligations that expressly survive the termination of this Agreement. Any taxes, assessments, and governmental charges for which CAR was responsible prior to termination shall remain the obligation of CAR and shall not be prorated as of the termination date. Upon any termination of the Agreement, CAR shall evidence such termination by recordable document, surrender possession of all workings in, on, or under the Surface Premises affected, subject to its right to remove its Personal Property. CAR shall pay all bills or other obligations incurred by it in connection therewith and all other payments due to Legends hereunder up to the date of such termination. Upon such termination no further obligations shall accrue to Legends or CAR hereunder; however, CAR shall continue to be liable for any obligation or liabilities hereunder accrued and unpaid or unsatisfied or performance for restoration and reclamation on the date this Agreement is terminated, whether the same are due to Legends, governmental agencies, or other third parties.

13.            Sale, Transfer or Assignment.

(a)            CAR shall have the right to assign its rights and delegate its obligations under this Agreement, in whole or in part, to any third party (but not to sublease all or portions of the Surface Premises) at any time during the term hereof, upon receiving the prior written consent of Legends, such consent not to be unreasonably conditioned, withheld, or delayed; provided, however, any such assignment shall be expressly made subject to, and the assignee shall expressly agree in writing to be bound by, all of the terms, conditions, and covenants of this Agreement. For avoidance of doubt, Legends’s consent to a proposed assignment shall not be deemed to be unreasonably withheld if the proposed assignee is unable to satisfy any of the terms or conditions set forth in this Agreement, in other agreements to which Legends is or may be a party, or in any Laws, as may be amended from time to time, applicable to the then-existing and planned activities on the Surface Premises. No consent shall be required for an assignment or sublease by CAR of its interest in this Agreement to a Related Party of CAR, provided that (i) CAR and the assignee shall remain jointly and severally liable for all of the obligations of CAR and such assignees under this Agreement, and (ii) such assignee shall remain a Related Party of CAR. If a controlling interest in that Related Party assignee is subsequently conveyed to a third party that is not a Related Party of CAR, Legends’s consent to such assignment in accordance with the provisions of this Section 13(a) shall be required.

(b)            Any conveyance by Legends of any interest in the Surface Premises shall be subject to this Agreement and shall be binding upon CAR provided the assignee or transferee agrees in writing to be bound by and comply with all of the terms and conditions of this Agreement.

(c)            Subject to the provisions of Section 13(a), nothing in this Agreement shall restrict CAR from pledging, mortgaging, or otherwise encumbering its leasehold rights hereunder for financing purposes.

(d)            Any transfer or assignment of this Agreement by CAR not authorized by this Section 13, whether voluntary, by operation of law or otherwise, without the consent in writing required by this Section shall be absolutely void and shall constitute an event of default by CAR under Section 11.

(e)            In the event that Legends desires to sell, transfer, or encumber the Surface Premises or any part thereof, Legends shall notify in writing the prospective purchaser, transferee, or mortgagee of the existence of this Agreement, sending a copy of such notice to CAR. Any sale, transfer or encumbrance of the Surface Premises by Legends shall be made subject to this Agreement.

14.            Corporate Authority.

(a)            As of the Effective Date, each Party represents and warrants to the other as follows:

(i)            it is a corporation duly incorporated and in good standing in its state of incorporation, and is qualified to do business and is in good standing in those states where necessary in order to carry out the purposes of this Agreement, including the State of Arizona;

(ii)            it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

(iii)           it will not breach any other agreement or arrangement by entering into or performing this Agreement; and

(iv)          this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms; provided, however, that no representation is made as to (i) the remedy of specific performance or other equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby or (ii) rights to indemnity under this Agreement for securities law liability. Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.

(b)            The Parties further acknowledge and agree they have read this Agreement and have had the opportunity to consult with counsel of their choosing, that they are fully cognizant of the terms and conditions and legal effect of this Agreement, and upon signing this Agreement they are not relying upon any representation other than the terms stated herein.

15.            Mutual Cooperation. Legends shall execute all documents and otherwise cooperate with CAR as reasonably needed in connection with the conduct of CAR’s operations on the Surface Premises, as the case may be, including the acquisition of Permits, reclamation approvals, water rights, and other rights and privileges related to operations on or near the Surface Premises and reclamation thereof. Legends shall not protest, challenge or otherwise oppose, directly or indirectly, any water right or Permit filings that CAR may make to facilitate operations or proposed operations on or in connection with the Surface Premises, so long as the operations or actions are consistent with the terms of this Agreement, the terms of any other agreement to which Legends is or may be a party, and any Laws, as may be amended from time to time.

16.            Notices. Any notice required or authorized to be given under this Agreement shall be deemed sufficiently given if in writing and shall be effective when personally delivered to the Party to whom addressed or sent by registered or certified mail, postage prepaid, or by reputable overnight courier, billed to the sender, addressed to such Party as follows:

CAR:	Central Arizona Resources Mining Associates LLC 151 East Broadway, Suite 1600
Tucson, AZ 85711
Attn: Andy Russell
Email: ajrussell@russellmining.com

Legends:	Legends Property, LLC c/o The Wolff Company 6710 E. Camelback Rd. Scottsdale, AZ 85251 Attention: Tim Wolff
Email: twolff@awolff.com

with a copy to:

Legends Property, LLC
c/o The Wolff Company
6710 E. Camelback Rd.
Scottsdale, AZ 85251
Attention: Chief Transaction Counsel

Email: jhafen@awolff.com; legal@awolff.com

or to such other address or addresses as either Party may from time to time designate by such notice.

17.            Relationship of Parties. Nothing contained herein shall be deemed to constitute either Party, in its capacity as such, the partner, agent, or legal representative of the other Party, or to create any joint venture, partnership, mining partnership, or other partnership relationship, or fiduciary relationship between them, for any purpose whatsoever. Each Party shall have the free, unrestricted and independent right to engage in and receive the full benefits of any and all business endeavors of any sort whatsoever outside the Surface Premises or outside the scope of this Agreement, whether or not competitive with the endeavors contemplated herein, without consulting the other or inviting or allowing the other therein.

18.            No Waiver Implied. Either Party’s waiver of any breach, or failure to enforce the terms, conditions, or covenants of this Agreement, at any time, shall not in any way affect, limit or waive such Party’s right thereafter to enforce and compel strict compliance with every term, condition, and covenant hereof.

19.            Binding Effect. Subject to the provisions of Section 13 above, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns.

20.            Memorandum of Agreement for Recording. Upon execution of this Agreement, the Parties shall also execute a memorandum of this Agreement substantively in the form attached hereto as Exhibit B for public notice purposes, which memorandum shall be recorded by CAR with the Pinal County Recorder’s Office within thirty (30) days after full execution of this Agreement. CAR shall provide a copy of the recorded memorandum to Legends within ten (10) days of recording. This Agreement shall not be recorded by either Party. The execution and recording of the memorandum shall not limit, increase or in any manner affect any of the terms of this Agreement, or any rights, interests or obligations of the Parties.

21.            Entire Agreement. This Agreement, including all Exhibits hereto, contains the entire agreement and understanding between the Parties with respect to the matters covered hereby and no representation, correspondence, or other statements made by any Party prior to the Effective Date shall form a part of this Agreement. Any representations, correspondence, or other statements made by any Party prior to the Effective Date, relating to the matters covered hereby, shall be superseded by the terms of this Agreement including all Exhibits. Except for obligations of good faith and fair dealing, there are no terms or conditions, express or implied, other than herein stated. No modification, alteration, or amendment of this Agreement shall be effective unless in writing and signed by the Party against whom the modification, alteration, or amendment is asserted or sought to be enforced.

22.            Construction. This Agreement shall be construed as though both Parties jointly drafted it. The Section headings contained in this Agreement are inserted for convenience of reference only and shall be disregarded in construing and enforcing this Agreement. This Agreement shall be construed, interpreted and governed by the laws of the State of Arizona without regard for choice of laws or conflict of laws principles that would require or permit the application of the laws of any other jurisdiction.

23.            Rule against Perpetuities. The Parties do not intend or desire for this Agreement to violate the common law Rule against Perpetuities or any analogous statutory provision or any other statutory or common law rule imposing time limits on the vesting or termination of estates in land. If any provision of this Agreement does or would violate the Rule against Perpetuities or any analogous statutory provision or any other statutory or common law rule imposing time limits on the vesting or termination of estates in land, then this Agreement shall not be deemed void or voidable, but shall be interpreted in such a way as to maintain and carry out the Parties’ objectives to the fullest extent possible by law.

24.            Disputes Not to Interrupt Operations. Disputes or differences between the Parties shall not interrupt performance of this Agreement or the continuation of operations hereunder; provided, however, that the provisions of this Section 24 shall not prohibit either Party from seeking a preliminary injunction or temporary restraining order with respect to any asserted breach of the terms and provisions of this Agreement by the other Party. In the event of any dispute or difference, operations may be continued and payments may be made hereunder in the same manner as prior to such dispute or difference. In case of suit, adverse claim, dispute, or question brought or asserted by any third party as to the ownership of the Surface Premises or entitlement to payments, or of any interest therein or hereunder, CAR may, in its sole discretion, deposit the payment (or the portion of the payment in dispute, if less than the whole payment is in dispute) into an escrow account and CAR shall not be held in default in payment thereof until such suit, claim, dispute or question has been finally resolved.

25.            Dispute Resolution. The Parties hereby agree that any dispute arising under this Agreement shall be subject to the informal dispute resolution procedure set forth in this Section 25. The Party asserting the existence of a dispute as to the interpretation of any provision of this Agreement or the performance by the other Party of any of its obligations hereunder shall notify the other Party of the nature of the asserted dispute. Within seven (7) business days after receipt of such notice, a designated representative of Legends and a designated representative of CAR shall arrange for a personal or telephone conference in which they use good faith efforts to resolve such dispute. If those individuals are unable to resolve the dispute, they shall each prepare and, within seven (7) business days after their conference, circulate to the designated representative of Legends and the designated representative of CAR a memorandum outlining in reasonable detail the nature of the dispute. Within five (5) business days after receipt of the memoranda, the individuals to whom the memoranda were addressed shall arrange for a personal or telephone conference in which they attempt to resolve such dispute. If those individuals are unable to resolve the dispute, either Party may proceed with any legal or equitable remedy available to it; provided, however, that the Parties agree that any statement made as to the subject matter of the dispute in any of the conferences or memoranda referred to in this Section 25 shall not be used in any legal proceeding against the Party that made such statement. None of the provisions of this Section 25 shall prohibit either Party from seeking a preliminary injunction or temporary restraining order with respect to any asserted breach of the terms and provisions of this Agreement by the other Party.

26.            Interpretation. As used in this Agreement, (a) the masculine (or neuter) pronoun and the singular number shall include the masculine, feminine and neuter genders and the singular and plural number; (b) references to Sections refer to and Sections, respectively, of this Agreement; (c) the words “include,” “including” and the like mean “including without limitation” and, when followed by any specific item(s), are deemed to refer to examples rather than to be words of limitation; (d) the word “person” includes a natural person, a partnership, a corporation, a limited liability company, an association and any other form of business association or entity; (e) a reference to a document or agreement includes that document or agreement, together with all schedules, exhibits and annexes attached thereto, as the same may be supplemented, amended, assigned, or novated; (f) any reference to any law, statute, rule, code or regulation or to any specified provision of any law, statute, rule, code or regulation is a reference to such law, statute, rule, code or regulation as amended, substituted, or re-enacted or any successor thereto; and (g) the words “herein” or “hereunder” refer to the entire Agreement, not just the section or subsection of the Agreement in which they are used.

27.            Survival. The provisions of Sections 2(b), 3(b), 4(d), 5(b), 5(f), 5(g), 5(j)(v), 5(k), 7, 8, 9, 11, 12(c), 12(d), 12(e), 27, and 29 shall survive the termination of this Agreement; provided, however, that the provisions of Sections 5(g) and 8 shall survive the termination of this Agreement only for a period of two (2) years.

28.            Time is of the Essence. Notwithstanding anything to the contrary stated herein, time is of the essence of all matters in this Agreement.

29.            Inspection Rights.

(a)            Rights. Legends shall have the right, through its duly authorized representatives, with reasonable advance written notice to CAR, to enter upon the surface of the Surface Premises and CAR’s workings thereon from time to time to inspect CAR’s operations at the Surface Premises. Such entry and inspection shall be at Legends’s risk and expense, and its representatives shall observe all standard rules covering safety and other procedures promulgated by CAR while they are on the Surface Premises.

(b)            Indemnity. Subject to the provisions of Section 9(d), Legends, on behalf of itself and its agents, shall protect, defend, indemnify and hold harmless CAR and its Related Parties, officers, agents and employees from and against any and all Claims and/or Losses, arising from or related to the actions of Legends and its agents in conducting the audit and inspection rights allowed under this Agreement, except to the extent such Claims arise out of the gross negligence or willful misconduct of CAR.

(c)            Reports. CAR shall provide regular written progress reports regarding its activities on the Surface Premises. Such reports shall be provided on a monthly basis, and shall include all regulatory, communications, and operational matters such as permitting, locations of actual drill holes, hole-by-hole drill operations reports which include dates of commencement and completion, grouting, remediation of drill pads, and any other information that would be pertinent or relevant to Legends pertaining to this Agreement. For the avoidance of doubt CAR would not provide reports or data regarding mineralization or economic feasibility unless Legends and CAR enter into a separate agreement providing for an interest by Legends in the mining project.

30.            Legends Sale of Surface Premises. If Legends desires to sell any of the Surface Premises during the term of this Agreement, it shall notify CAR of such desire and give CAR a reasonable amount of time to submit a bid on the purchase of such portion of the Surface Premises, although Legends shall have no obligation to accept any such bid.

31.            Execution. This Agreement may be executed in multiple counterparts, which taken together shall constitute one and the same document, but no Party shall be bound to this Agreement unless and until both Parties have executed a counterpart or the original of this Agreement. This Agreement may be executed and delivered by PDF transmission, and in such event shall be deemed the equivalent of a document with original signatures.

IN WITNESS WHEREOF, the Parties hereby have duly executed and delivered this Agreement effective as of the Effective Date.

Legends Property, LLc, a Delaware limited liability company

By:	/s/ Tim Wolff
Name:	Tim Wolff
Title:

CENTRAL ARIZONA RESOURCES MINING ASSOCIATES, LLC, a Nevada limited liability company

By:	/s/ Andy Russell
Name:	Andy Russell
Title:	Manager

EXHIBIT A-1
TO SURFACE USE AGREEMENT

THE SURFACE PREMISES

This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained herein is not material and is not otherwise publicly disclosed. The registrant undertakes to furnish supplementally a copy of this schedule to the Securities and Exchange Commission upon request.

EXHIBIT A-2
TO SURFACE USE AGREEMENT

 EXHIBIT B
TO SURFACE USE AGREEMENT

MEMORANDUM OF SURFACE USE AGREEMENT

[attached]